Exhibit 99.1

Contact:
Andy Myers
Tel : +1 610-240-3221
Email: aemyers@trinseo.com

Trinseo Reports Fourth Quarter and Full-Year 2023 Financial Results; Provides First Quarter 2024 Outlook

Full-Year 2023 Summary

●

Cash from operations of $149 million and capital expenditures of $70 million resulted in Free Cash Flow* of $79 million; and a $47 million year-over-year increase to $259 million cash at year end; approximately $212 million of additional liquidity is available under two, undrawn committed financing facilities

●	Net loss from continuing operations of $701 million included a pre-tax, non-cash goodwill impairment charge of $349 million related to the Engineered Materials reporting unit, $56 million related to various restructuring initiatives and non-cash after-tax charges of approximately $160 million related to increases in valuation allowances on deferred tax assets in certain subsidiaries
●

Adjusted EBITDA* of $154 million included unfavorable impacts of $51 million from natural gas hedges, $20 million from net timing, and $13 million from fixed cost under-absorption due to reducing inventory levels

●	Announced asset closures and other restructuring actions during the year which, when combined with lower natural gas hedge losses, are expected to contribute sequential profitability improvement of approximately $100 million in 2024

Fourth Quarter 2023 Summary

●	Cash provided by operations of $18 million and capital expenditures of $21 million resulted in Free Cash Flow* of negative $3 million including a $99 million decrease in working capital
●

Net loss from continuing operations of $265 million included a pre-tax charge of approximately $38 million related to restructuring initiatives, principally related to the announced closure of the Ternuezen, the Netherlands styrene plant, and non-cash after-tax charges of approximately $160 million related to increases in valuation allowances on deferred tax assets in certain subsidiaries

●	Adjusted EBITDA* of $20 million included a $9 million unfavorable impact from natural gas hedging

	Three Months Ended		Year Ended
	December 31,		December 31,
$millions, except per share data	2023	2022	2023	2022
Net Sales	$837	$975	$3,675	$4,966
Net Loss from continuing operations	(265)	(364)	(701)	(428)
Diluted EPS from continuing operations ($)	(7.53)	(10.42)	(19.88)	(11.91)
Adjusted Net Loss*	(105)	(60)	(244)	(17)
Adjusted EPS ($)*	(2.99)	(1.72)	(6.92)	(0.48)
EBITDA*	1	(322)	(223)	(120)
Adjusted EBITDA*	20	6	154	312

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss), all of which are non-GAAP measures, to Net Income (Loss), as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

WAYNE, Pa — February 12, 2024 — Trinseo (NYSE: TSE), a specialty material solutions provider, today reported its full-year and fourth quarter 2023 financial results. Net sales in the full year decreased 26% versus prior year. Lower prices from the passthrough of lower input costs resulted in a 14% decrease and lower sales volumes led to a 13% decrease. Persistent underlying demand weakness and customer destocking throughout the year, especially in building & construction and consumer durable applications, led to lower sales volumes across all regions and segments.

Full-year net loss from continuing operations of $701 million was $273 million below prior year. The current year included approximately $160 million of after-tax charges related to increases in valuation allowances on deferred tax assets in certain subsidiaries. This non-cash charge is not expected to affect near-term or long-term cash flow since most of these tax attributes do not expire in the foreseeable future. Additionally, there was a year-over-year $52 million unfavorable impact due to higher goodwill impairment and restructuring charges. Adjusted EBITDA of $154 million was $158 million below prior year from lower volume across all segments, unfavorable variances of $41 million from net timing and $38 million from natural gas hedges, as well as $40 million lower equity affiliate income from Americas Styrenics. These impacts were partially offset by pricing actions in Latex Binders and cost actions including restructuring initiatives announced in late 2022. Cash from operations of $149 million and capital expenditures of $70 million led to Free Cash Flow* of $79 million which resulted in year-end cash of $259 million, a $47 million year-over-year increase.

Net sales in the fourth quarter decreased 14% versus prior year. Lower price from the pass-through of lower raw material costs led to a 10% decrease. Lower sales volumes in Polystyrene, Latex Binders and Plastics Solutions, caused by underlying persistent market demand weakness and more pronounced year-end seasonality, led to a 7% decrease. These impacts were partially offset by a 3% increase from currency.

Fourth quarter net loss from continuing operations of $265 million was $99 million above prior year. The current quarter included approximately $160 million of after-tax changes related to increases in valuation allowances on deferred tax assets in certain subsidiaries. The prior year included a $297 million charge related to goodwill impairment which was partially offset by higher income taxes of $211 million in the current year. Adjusted EBITDA of $20 million was $14 million above prior year due to a $19 million unfavorable net timing impact in the prior year in comparison to a $1 million favorable impact in the current year. Excluding net timing, lower volume across most segments as well as lower equity affiliate income from Americas Styrenics was mostly offset by cost actions including restructuring initiatives announced in late 2022.

Commenting on the Company’s fourth quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “As expected, we had sequentially lower results in the fourth quarter as more pronounced seasonality and continued customer inventory management and destocking led to a challenging end to the year. Despite this, we generated positive free cash flow during the year and remain in a solid liquidity position as we enter 2024, and we are seeing the positive impact of our restructuring initiatives taking effect. I would like to thank our employees for their perseverance during what has been one of the most challenging years our industry has faced in several decades.”

Fourth Quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $190 million for the quarter decreased 7% versus prior year including a 16% impact from lower price due to raw material pass-through, partially offset by a 6% impact from higher sales volume. Adjusted EBITDA of $0 million was $5 million above prior year including a favorable net timing variance of $8 million. Excluding the net timing variance, lower margin was partially offset by higher sales volume and lower fixed costs.
●	Latex Binders net sales of $215 million for the quarter decreased 16% versus prior year including an 8% impact from lower price from the pass-through of lower raw material costs and an 11% impact from lower volumes in Europe and North America and across all applications. Adjusted EBITDA of $19 million was $1 million below prior year as lower volume was partially offset by pricing actions. Volume for higher-margin CASE applications declined by 2% in the fourth quarter compared to prior year, showing better demand resilience in comparison to other applications.
●	Plastics Solutions net sales of $231 million for the quarter were 15% below prior year including a 12% impact from lower price due to the pass-through of lower raw material costs and a 6% impact from lower sales volume from the closure of one polycarbonate line in Stade, Germany. Adjusted EBITDA of $16 million was $25 million above prior year primarily from higher polycarbonate margin including impacts from restructuring actions in Stade, Germany.
●	Polystyrene net sales of $166 million for the quarter were 23% below prior year. Lower price, primarily from the pass-through of lower styrene costs, led to a 5% decrease, and lower volume, from weaker demand in appliance and building & construction applications, led to a 21% decrease. Adjusted EBITDA of $2 million was $10 million below prior year from lower volume and margin due to weaker market conditions and pronounced year-end seasonality.
●	Feedstocks net sales of $35 million for the quarter were 25% above prior year as an 11% negative impact from lower price was more than offset by a 29% favorable impact from higher volume and favorable currency. Adjusted EBITDA of negative $4 million was $12 million above prior year from the benefits of the closures of the Boehlen, Germany styrene plant in December 2022 and Terneuzen, the Netherlands styrene plant in November 2023. Due to these closures, starting in the first quarter of 2024, the Company will no longer have a Feedstocks reporting segment.

●	Americas Styrenics Adjusted EBITDA of $13 million for the quarter was $5 million below prior year as lower margin was partially offset by higher polystyrene volume.

2024 Outlook

●	First quarter 2024 net loss from continuing operations of $77 million to $67 million
●	First quarter 2024 Adjusted EBITDA of $40 million to $50 million

Commenting on the outlook for 2024, Bozich said, “We are seeing stronger order loads to begin the year following the challenges we faced in the fourth quarter, and therefore, we expect significantly higher sequential profitability in the first quarter of 2024. However, we view first quarter profitability as the low point of the year due to seasonally lower volumes and turnaround activity in the first quarter, as well as the timing of newly awarded business.”

Bozich continued, “The unprecedented drop in demand we saw starting in the third quarter of 2022 has persisted, and a great deal of macroeconomic uncertainty remains. Amid this environment we have executed numerous manufacturing footprint and other cost reduction initiatives while extending the majority of our debt maturities out to 2028. While we are already seeing the benefits of these initiatives, we will continue to assess additional actions in 2024 to increase our manufacturing network flexibility, which will enable us to take advantage of regional cost differentials while also improving profitability, reducing capital expenditures and optimizing working capital. This will also allow us to continue investing in higher-value product offerings and sustainable solutions, and will have us well-positioned for when market demand improves.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its fourth quarter and full-year 2023 financial results on Tuesday, February 13, 2024 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations.

For those interested in asking questions during the Q&A session, please register using the following link:

●	Conference Call Registration

For those interested in listening only, please register for the webcast using the following link:

●	Webcast Registration

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register in advance to ensure you are connected for the full call.

Trinseo has posted its fourth quarter and full-year 2023 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until February 13, 2025.

About Trinseo

Trinseo (NYSE: TSE), a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s approximately 3,100 employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $3.7 billion in 2023. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “believe,” “intend,” “forecast,” “outlook,” “will,” “may,” “might,” “see,” “tend,” “assume,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy, our current indebtedness, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully implement proposed restructuring initiatives and to successfully generate cost savings through restructuring and cost reduction initiatives; our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; deterioration of our credit profile limiting our access to commercial credit;increased energy costs; compliance with laws and regulations impacting our business; any disruptions in production at our chemical manufacturing facilities, including those resulting from accidental spills or discharges; conditions in the global economy and capital markets; our current and future levels of indebtedness and ability to service our debt; our ability to meet the covenants under our existing indebtedness; our ability to generate cash flows from operations; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net sales	$837.5	$975.2	$3,675.4	$4,965.5
Cost of sales	817.2	978.4	3,533.1	4,693.2
Gross profit (loss)	20.3	(3.2)	142.3	272.3
Selling, general and administrative expenses	105.3	136.1	310.3	398.8
Equity in earnings of unconsolidated affiliate	13.0	18.4	62.1	102.2
Impairment and other charges	—	300.1	349.5	339.6
Operating loss	(72.0)	(421.0)	(455.4)	(363.9)
Interest expense, net	63.3	35.3	188.4	112.9
(Gain) loss on extinguishment of long-term debt	—	—	6.3	(0.8)
Other expense (income), net	1.8	(9.0)	(17.2)	(6.4)
Loss from continuing operations before income taxes	(137.1)	(447.3)	(632.9)	(469.6)
Provision for (benefit from) income taxes	127.9	(83.0)	68.4	(41.6)
Net loss from continuing operations	(265.0)	(364.3)	(701.3)	(428.0)
Net loss from discontinued operations, net of income taxes	—	(1.0)	—	(2.9)
Net loss	$(265.0)	$(365.3)	$(701.3)	$(430.9)
Weighted average shares- basic	35.2	35.0	35.3	35.9
Net loss per share- basic:
Continuing operations	$(7.53)	$(10.42)	$(19.88)	$(11.91)
Discontinued operations	—	(0.02)	—	(0.08)
Net loss per share- basic	$(7.53)	$(10.44)	$(19.88)	$(11.99)
Weighted average shares- diluted	35.2	35.0	35.3	35.9
Net loss per share- diluted:
Continuing operations	$(7.53)	$(10.42)	$(19.88)	$(11.91)
Discontinued operations	—	(0.02)	—	(0.08)
Net loss per share- diluted	$(7.53)	$(10.44)	$(19.88)	$(11.99)

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$259.1	$211.7
Accounts receivable, net of allowance	490.8	586.0
Inventories	404.7	553.6
Other current assets	39.5	39.4
Investments in unconsolidated affiliate	252.2	255.1
Property, plant, equipment, goodwill, and other intangible assets, net	1,401.4	1,873.5
Right-of-use assets - operating, net	65.3	76.1
Other long-term assets	116.2	164.8
Total assets	$3,029.2	$3,760.2
Liabilities and shareholders’ equity
Current liabilities	672.6	689.4
Long-term debt, net of unamortized deferred financing fees	2,277.6	2,301.6
Noncurrent lease liabilities - operating	51.7	60.2
Other noncurrent obligations	295.3	288.7
Shareholders’ equity	(268.0)	420.3
Total liabilities and shareholders’ equity	$3,029.2	$3,760.2

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended
	December 31,
	2023	2022
Cash flows from operating activities
Cash provided by operating activities - continuing operations	$148.7	$46.4
Cash used in operating activities - discontinued operations	—	(2.9)
Cash provided by operating activities	148.7	43.5

Cash flows from investing activities
Capital expenditures	(69.7)	(148.2)
Cash paid for asset or business acquisitions, net of cash acquired ($0.0 and $1.0)	—	(22.2)
Proceeds from the sale of businesses and other assets	38.0	5.3
Proceeds from the settlement of hedging instruments	—	1.9
Cash used in investing activities - continuing operations	(31.7)	(163.2)
Cash used in investing activities - discontinued operations	—	(0.8)
Cash used in investing activities	(31.7)	(164.0)

Cash flows from financing activities
Deferred financing fees	(23.4)	—
Short-term borrowings, net	(10.5)	(17.5)
Purchase of treasury shares	—	(151.9)
Dividends paid	(17.9)	(47.5)
Proceeds from exercise of option awards	0.1	3.0
Withholding taxes paid on restricted share units	(2.1)	(3.2)
Acquisition-related contingent consideration payment	(1.2)	—
Net proceeds from issuance of 2028 Refinance Term Loans	1,044.9	—
Repurchases and repayments of long-term debt	(1,055.9)	(16.6)
Cash used in by financing activities	(66.0)	(233.7)
Effect of exchange rates on cash	(1.6)	(7.1)
Net change in cash, cash equivalents, and restricted cash	49.4	(361.3)
Cash, cash equivalents, and restricted cash—beginning of period	211.7	573.0
Cash, cash equivalents, and restricted cash—end of period	$261.1	$211.7
Less: Restricted cash	(2.0)	—
Cash and cash equivalents—end of period	$259.1	$211.7

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2023	2022	2023	2022
Engineered Materials	$190.2	$205.1	$788.6	$1,044.4
Latex Binders	215.0	255.2	939.1	1,256.5
Plastics Solutions	230.7	271.2	1,038.5	1,323.0
Polystyrene	166.2	215.5	743.2	1,093.1
Feedstocks	35.4	28.2	166.0	248.5
Americas Styrenics*	—	—	—	—
Total Net Sales	$837.5	$975.2	$3,675.4	$4,965.5

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (Loss) is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (Loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (Loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share data)	2023	2022	2023	2022
Net loss	$(265.0)	$(365.3)	$(701.3)	$(430.9)
Net loss from discontinued operations	—	(1.0)	—	(2.9)
Net loss from continuing operations	$(265.0)	$(364.3)	$(701.3)	$(428.0)
Interest expense, net	63.3	35.3	188.4	112.9
Provision for (benefit from) income taxes	127.9	(83.0)	68.4	(41.6)
Depreciation and amortization	74.4	89.8	221.2	236.9
EBITDA	$0.6	$(322.2)	$(223.3)	$(119.8)
Net gain on disposition of businesses and assets	—	—	(25.6)	(1.8)	Selling, general, and administrative expenses; Other expense (income), net
Restructuring and other charges (a)	12.5	17.0	31.4	15.9	Selling, general, and administrative expenses
Acquisition transaction and integration net costs (b)	(1.5)	0.4	(1.4)	6.6	Cost of goods sold; Selling, general, and administrative expenses
Asset impairment charges or write-offs	0.6	2.4	2.7	6.3	Cost of goods sold; Impairment and other charges
European Commission request for information (c)	—	0.6	—	36.2	Impairment and other charges
Goodwill impairment charge (c)	—	297.1	349.0	297.1	Impairment and other charges
Other items (c)	8.0	11.0	21.5	71.2	Selling, general, and administrative expenses; (Gain) loss on extinguishment of long-term debt; Other expense (income), net
Adjusted EBITDA	$20.2	$6.3	$154.3	$311.7
Adjusted EBITDA to Adjusted Net Loss:
Adjusted EBITDA	20.2	6.3	154.3	311.7
Interest expense, net	63.3	35.3	188.4	112.9
Provision for (benefit from) income taxes - Adjusted (d)	12.1	(18.8)	8.2	22.8
Depreciation and amortization - Adjusted (e)	50.0	49.9	202.0	193.1
Adjusted Net Loss	$(105.2)	$(60.1)	$(244.3)	$(17.1)
Weighted average shares- diluted	35.2	35.0	35.3	35.9
Adjusted EPS	$(2.99)	$(1.72)	$(6.92)	$(0.48)

Adjusted EBITDA by Segment:
Engineered Materials	$—	$(4.6)	$4.9	$71.6
Latex Binders	19.1	20.2	93.3	110.8
Plastics Solutions	16.5	(8.8)	89.4	91.0
Polystyrene	2.2	12.4	33.3	99.3
Feedstocks	(3.8)	(15.5)	(40.9)	(75.2)
Americas Styrenics	13.0	18.4	62.1	102.2
Corporate Unallocated	(26.8)	(15.8)	(87.8)	(88.0)
Adjusted EBITDA	$20.2	$6.3	$154.3	$311.7

(a)	Restructuring and other charges for the 2023 period primarily relates to contract termination costs as well as decommissioning and other charges incurred in connection with the Company’s asset restructuring plan. Restructuring and other charges for the 2022 period primarily relates to employee termination benefit charges incurred in connection with the Company’s transformational restructuring program.
(b)	Acquisition transaction and integration net costs for the 2022 period primarily relates to expenses incurred for the Company’s acquisition and integration of the PMMA business and Aristech Surfaces Acquisitions.

(c)	Other items for the 2023 and 2022 periods primarily relate to loss on extinguishment of debt and fees incurred in conjunction with certain of the Company’s strategic initiatives, as well as costs related to our transition to a new enterprise resource planning system.
(d)	Adjusted to remove the tax impact of the items noted within the table above. For the three months and full year periods, the income tax expense (benefit) related to these items was determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred.

The three months and year ended December 31, 2023 excludes $60.9 million and $65.1 million of tax expense, respectively, primarily related to the recording of valuation allowances in the Company’s subsidiaries in the United States and Switzerland, and adjustments in accruals related to outstanding tax audits. The year ended December 31, 2022 excludes $4.3 million of tax expense, primarily related to the revaluation of the Company’s net deferred tax assets in Switzerland, partially offset by a benefit from the release of a valuation allowance in one of the Company’s subsidiaries in Luxembourg.

(e)	Amounts for the three months and year ended December 31, 2023 excludes accelerated depreciation of $24.4 million and $19.1 million, respectively, and the amounts for the three months and year ended December 31, 2022 exclude accelerated depreciation of $39.9 million and $43.8 million, respectively. The 2023 period charges are primarily related to the shortening of the useful life of certain assets related to the asset restructuring plan. The 2023 and 2022 periods also include charges related to the shortening of the useful life of certain IT assets related to the Company’s transition to a new enterprise resource planning system.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net loss to forecasted Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS for the first quarter ended March 31, 2024. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts. Totals may not sum due to rounding.

First Quarter Ended
March 31,
(In millions, except per share data)	2024
Adjusted EBITDA	$40 - 50
Interest expense, net	63
Provision for income taxes	4
Depreciation and amortization	50
Reconciling items to Adjusted EBITDA (f)	—
Net Loss from continuing operations	(77) - (67)
Reconciling items to Adjusted Net Loss (f)	—
Adjusted Net Loss	$(77) - (67)

Weighted average shares - diluted (g)	35.2
EPS from continuing operations - diluted ($)	$(2.19) - (1.90)
Adjusted EPS ($)	$(2.19) - (1.90)

(f)	Reconciling items to Adjusted EBITDA and Adjusted Net Income (Loss) are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted first quarter ended March 31, 2024, we have not included estimates for these items.

(g)	Weighted average shares presented for the purpose of forecasting EPS and Adjusted EPS assume that the Company will be in a net loss position for first quarter 2024, and therefore excludes the impact of potentially dilutive shares, as the inclusion of said shares would have an anti-dilutive effect. Further, the weighted average shares presented do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2023	2022	2023	2022
Cash provided by operating activities	$17.5	$34.0	$148.7	$43.5
Capital expenditures	(20.6)	(54.2)	(69.7)	(149.0)
Free Cash Flow	$(3.1)	$(20.2)	$79.0	$(105.5)